Exhibit 99.1

DIAMONDHEAD CASINO CORPORATION RETAINS COLLIERS TO ASSIST WITH MARKETING AND FINANCING

ALEXANDRIA, Va., June 13, 2024 /PRNewswire/ — Diamondhead Casino Corporation (OTCBB: DHCC) (the “Company”) is pleased to announce that it has retained Colliers to assist the Company in marketing and financing the development of its Diamondhead, Mississippi Property and/or to sell all or part of the Diamondhead Property. Colliers has prepared marketing materials to market and promote the Property and is now in the process of soliciting interested parties.

The Company owns, through its wholly-owned subsidiary, Mississippi Gaming Corporation, an approximate 400-acre tract of land on Interstate 10 in Diamondhead, Mississippi. The property fronts Interstate 10 for approximately two miles and fronts the Bay of St. Louis for approximately two miles. Over eighteen million vehicles pass the site yearly. The property is already zoned as a Special Use District-Waterfront Gaming District, which permits the development of a casino resort. In addition, the Mississippi Gaming Commission has granted Mississippi Gaming Corporation Gaming Site Approval on a fifty acre site located on the east side of the property.

In commenting on the opportunity, Patrick Slagle, Vice President of Colliers in Washington, D.C. stated: “We believe the Diamondhead site is one of the best remaining gaming sites in the entire country. Its location on Interstate 10, between Biloxi and New Orleans, coupled with the accessibility to the site provided by nearby airports makes it one of the most easily accessible gaming sites in the country. It is a 400-acre blank slate with over two miles of waterfront and ready to be developed as a mixed-use resort with a casino as an anchor and a two mile boardwalk. We know of nothing comparable and no other opportunity of this nature in the industry. With over eighteen million vehicles passing the site annually on Interstate 10, it is an ideal gaming location. The Gulf Coast region of the United States where this casino would be located, is one of the fastest growing gambling markets in the United States. We look forward to finding the perfect match for this outstanding location.”

Under its agreement with Colliers, the Company is free to continue discussions with other interested parties. Unless extended by the parties, the Agreement will terminate at the end of this year.

The Company also announced that its subsidiary, Mississippi Gaming Corporation (“MGC”), had entered into a Settlement Agreement with Cooperative Energy, a Mississippi Electric Cooperative, which had filed an eminent domain action against MGC, for $1,000,000 million in return for easements along the northern portion of the property. In October of 2023, Mississippi Gaming Corporation received $845,378 as part of the settlement amount. The parties are working on the wording of the easements. Once the easements are finalized and signed, Cooperative Energy will pay MGC the remaining amount due of $154,622.

The Company’s Officers and Directors may purchase the Company’s stock in the open market from time to time at prevailing prices.

About Colliers

Colliers (NASDAQ, TSX: CIGI) is a leading diversified professional services and investment management company. With operations in 68 countries, our 19,000 enterprising professionals work collaboratively to provide expert real estate and investment advice to clients. For more than 29 years, our experienced leadership with significant inside ownership, has delivered compound annual investment returns of approximately 20% for shareholders. With annual revenues of $4.3 billion and $96 billion of assets under management, Colliers maximizes the potential or property and real assets to accelerate the success of our clients, our investors and our people. Learn more at colliers.com, X@Colliers or Lindkedin.

About Diamondhead Casino Corporation

Diamondhead Casino Corporation (OTCBB: DHCC) f/k/a Europa Cruises Corporation, has been in business for over thirty-three years. The Company previously operated gambling ships out of ports located in Miami Beach, Florida, Ft. Myers Beach, Florida and Madeira Beach, Florida. The Company sold its four ocean-going vessels, divested itself of all ship-based gambling operations in Florida and devoted its resources to the development of the Diamondhead, Mississippi property.

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

All statements, trend analysis and other information contained in this release relative to performance, trends in operations or financial results, plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “may,” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future, there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. The forward-looking statements contained in this release were prepared by management and are qualified by, and subject to, permitting, significant business, economic, financial, competitive, environmental, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized. The forward-looking statements in this release reflect the opinion of the management as of the date of this release. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In addition, the business and operations of the Company are subject to substantial risks, including but not limited to risks relating to liquidity and cash flows, which increase the uncertainty inherent in the forward-looking statements contained in this release. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation that the forward-looking statements contained in the release will be achieved. In light of the foregoing, readers of this release are cautioned not to place reliance on the forward-looking statements contained herein.

Additional information concerning potential risk factors that could affect the Company’s financial condition and future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and amendments thereto.

For further information, contact:

Deborah A. Vitale, President

Diamondhead Casino Corporation

Cell: (727) 510-1412

or

Gregory Harrison, Chairman of the Board

Diamondhead Casino Corporation

Cell: (301) 775-3602